                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            REPUBLIC SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        Republic Industries, Inc. (LOGO)

                                                                  April 14, 1999

Dear Stockholder:

     We invite you to attend the 1999 annual meeting of stockholders of Republic Services, Inc. which we will hold at 10:30 a.m. on Thursday, May 20, 1999, at The Broward Center for the Performing Arts, Amaturo Theater, 201 SW Fifth Avenue, Fort Lauderdale, Florida 33312. On the following pages we describe in the formal notice and proxy statement the matters stockholders will consider at the annual meeting.

     In addition to the specific matters we will request stockholders to act upon, we will report on our progress and provide our stockholders an opportunity to ask questions of general interest.

     Whether or not you plan to attend in person, it is important that you have your shares represented at the annual meeting. The board of directors recommends that stockholders vote FOR each of the proposals described in the Proxy Statement which we will present at the annual meeting. PLEASE DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. Thank you.

                                     Sincerely,
                                     /s/ WAYNE
                                     H. Wayne Huizenga
                                     Chairman of the Board

                        Republic Industries, Inc. (LOGO)

                              110 S.E. 6TH STREET
                         FORT LAUDERDALE, FLORIDA 33301

               NOTICE OF THE 1999 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF REPUBLIC SERVICES, INC.:

     We will hold the 1999 annual meeting of stockholders of Republic Services, Inc. at 10:30 a.m. on Thursday, May 20, 1999, at The Broward Center for the Performing Arts, Amaturo Theater, 201 SW Fifth Avenue, Fort Lauderdale, Florida 33312, for the following purposes:

          (1) To elect directors to a term of office expiring at the annual meeting of stockholders in the year 2000 or until successors of each are duly elected and qualified;

          (2) To consider and vote upon a proposal to amend our amended and restated certificate of incorporation;

          (3) To ratify the appointment of Arthur Andersen LLP as our independent public accountants for 1999;

          (4) To approve the adoption of an employee stock purchase plan; and

          (5) To transact such other business as may properly come before the annual meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 22, 1999 are entitled to notice of and to vote at the annual meeting or any adjournment of the annual meeting.

     We cordially invite you to attend the annual meeting in person. EVEN IF YOU PLAN TO ATTEND IN PERSON, WE REQUEST YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. You may revoke your proxy at any time before its use.

                                              By Order of the Board of Directors
                                              /S/ DAVID A. BARCLAY
                                              David A. Barclay
                                              Senior Vice President,
                                              General Counsel and Assistant
                                              Secretary

Fort Lauderdale, Florida
April 14, 1999

             PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
              PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                            REPUBLIC SERVICES, INC.
                              110 S.E. 6th Street
                         Fort Lauderdale, Florida 33301

                                PROXY STATEMENT

     We furnish this proxy statement in connection with the solicitation of proxies by our board of directors for use at our 1999 annual meeting of stockholders, or any postponement or adjournment of the meeting. We will hold the annual meeting at 10:30 a.m. on Thursday, May 20, 1999, at The Broward Center for the Performing Arts, Amaturo Theater, 201 SW Fifth Avenue, Fort Lauderdale, Florida 33312.

     We mailed this proxy statement, the notice of annual meeting, the proxy card and our annual report to our stockholders on or about April 14, 1999.

RECORD DATE

     Only stockholders of record at the close of business on March 22, 1999 may vote at the annual meeting.

SHARES OUTSTANDING AND VOTING RIGHTS

     The only voting stock of our company currently outstanding is our Class A common stock. As of the close of business on March 22, 1999, there were 175,412,500 shares of Class A common stock outstanding. Each share of Class A common stock issued and outstanding is entitled to one vote on each of the matters properly presented at the annual meeting.

     There were no shares of Class B common stock issued and outstanding as of March 22, 1999.

PROXY PROCEDURE

     Proxies properly executed and returned in a timely manner will be voted at the annual meeting according to voting instructions noted on the proxies. Proxies without voting instructions will be voted to elect the individuals nominated as directors in this proxy statement, for the proposals set forth in the notice of annual meeting, and according to the judgment of the persons acting under the proxies on other matters presented for a vote. Any stockholder giving a proxy has the power, at any time before it is voted, to revoke it in person at the annual meeting, by written notice to the secretary of our company at the address above or by delivery to the secretary of our company of a later-dated proxy.

     The inspectors of elections appointed for the meeting will tabulate the votes cast by proxy or in person at the annual meeting. The inspectors will count these votes in determining whether or not a quorum is present. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by that proxy are not being voted by that stockholder about a particular matter. This could occur, for example, when a beneficial owner does not permit its broker to vote shares held by the broker on its behalf on particular matters in the absence of instructions from the beneficial owner. If you vote to abstain as to a particular matter or direct us to withhold authority to vote for directors, we will consider your shares present and entitled to vote on the matter.

VOTING REQUIREMENTS

     Each director will be elected by the affirmative vote of a plurality of the votes cast by the shares of Class A common stock present at the annual meeting, in person or by proxy and entitled to vote on the election of directors. The affirmative vote of the holders of a majority of our Class A common stock issued and outstanding as of the record date is required to approve the amendment to our certificate of incorporation. The affirmative vote of the holders of a majority of the shares of Class A common stock present in person or by proxy and entitled to vote at the annual meeting must approve each other matter brought to a vote at the annual meeting. Shares which are not voted will have the effect of votes against the proposal to amend our certificate of incorporation, but will have no effect on the other matters brought to a vote at the annual meeting. Abstentions from voting on any of the proposals brought to a vote at the annual meeting will have the effect of votes against the particular proposal.

COSTS OF SOLICITATION

     Our board of directors will solicit proxies through use of the mails. Our directors, officers and a small number of other employees of our company may also solicit proxies personally or by mail, telephone, or otherwise. We will not compensate these persons for their solicitation. We will request brokerage firms, banks, fiduciaries, voting trustees or other nominees to forward the soliciting material to each beneficial owner of stock held of record by them. We have hired Georgeson & Company Inc. to coordinate the delivery of proxies by and through these holders for a fee of approximately $1,300 plus expenses. We will bear the entire cost of the delivery of proxies by Georgeson.

             BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES
                             AND EXECUTIVE OFFICERS

DIRECTORS

     We provide below biographical information for each person who is a nominee for election as a director of our company at the annual meeting.

     H. WAYNE HUIZENGA, age 61, was named Chairman of the board of directors in May 1998. He also served as our Chief Executive Officer from May 1998 until December 1998. Mr. Huizenga has served as the Chairman of the board of directors of Republic Industries, Inc. since August 1995 and as Co-Chief Executive Officer of Republic Industries since October 1996. From August 1995 until October 1996, Mr. Huizenga served as Chief Executive Officer of Republic Industries. Since September 1996, Mr. Huizenga has served as the Chairman of the board of directors of Florida Panthers Holdings, Inc., a sports, entertainment and leisure company that owns and operates the Florida Panthers professional sports franchise and several luxury resort hotels and other facilities. Since January 1995, Mr. Huizenga also has served as the Chairman of the board of directors of Extended Stay America, Inc., an operator of extended stay lodging facilities. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom Inc., a diversified entertainment and communications company. During this period, Mr. Huizenga also served as the Chairman of the board of directors of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the board of directors and Chief Executive Officer of Blockbuster. During this time he helped build Blockbuster from a 19-store chain into the world's largest video rental company. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc., which he helped build into the world's largest integrated solid waste services company. At Waste Management he served in various capacities, including President, Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also owns the Miami Dolphins professional sports franchise, as well as Pro Player Stadium in

South Florida, and is a director of the globe.com, an internet on-line community, and NationsRent, Inc., a national equipment rental company.

     HARRIS W. HUDSON, age 56, was named Vice Chairman, Secretary and a director in May 1998. Mr. Hudson has served as a director of Republic Industries since August 1995 and as Vice Chairman of Republic Industries since October 1996. He served as Chairman of Republic Industries' Solid Waste Group from October 1996 until July 1998. From August 1995 until October 1996, Mr. Hudson served as President of Republic Industries. From May 1995 until August 1995, Mr. Hudson served as a consultant to Republic Industries. From 1983 until August 1995, Mr. Hudson served as Chairman of the board of directors, Chief Executive Officer and President of Hudson Management, a solid waste collection company that he founded, which Republic Industries acquired in August 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management and its predecessor. Mr. Hudson also serves as a director of Florida Panthers Holdings.

     JAMES E. O'CONNOR, age 49, was named Chief Executive Officer and a director in December 1998. From 1972 to 1978 and from 1982 to 1998, Mr. O'Connor served in various positions with Waste Management, including Senior Vice President from 1997 to 1998, Area President of Waste Management of Florida, Inc. from 1992 to 1997, Senior Vice President of Waste Management-North America from 1991 to 1992 and Vice President -- Southeastern Region from 1987 to 1991.

     JOHN W. CROGHAN, age 68, was named a director in July 1998. Mr. Croghan is President and General Partner of Lincoln Partners, a partnership of Lincoln Capital Management Inc. He was a founder and, through 1997, the Chairman of Lincoln Capital Management, an investment management firm. He is a director of Morgan Stanley Dean Witter & Co.'s public closed-end funds, Lindsay Manufacturing Co., and St. Paul Bancorp, Inc.

     RAMON A. RODRIGUEZ, age 54, was named a director in March 1999. Mr. Rodriguez has served as President of Madsen, Sapp, Mena, Rodriguez & Co., P.A., a certified public accounting firm, since 1971.

     ALLAN C. SORENSEN, age 60, was named a director in November 1998. Mr. Sorensen is also a director of Let's Talk Cellular & Wireless, Inc. and Westmark Group Holdings, Inc. He is also a co-founder and Vice Chairman of the board of Interim Health Care, Inc., which Interim Services, Inc. spun-off in October 1997. Prior to that, Mr. Sorensen served as a director and in various capacities including President, Chief Executive Officer and Chairman of Interim Services from 1967 to 1997. He was a member of the board of directors of H&R Block, Inc. from 1979 until September 1993 when Interim Services was spun off in an initial public offering.

     Mr. Hudson is married to Mr. Huizenga's sister. Otherwise, there is no family relationship between any of our directors.

EXECUTIVE OFFICERS

     We provide below biographical information for each of our executive officers who is not a nominee for director.

     JAMES H. COSMAN, age 56, was named President and Chief Operating Officer in May 1998. Mr. Cosman served as President and Chief Operating Officer of Republic Industries' Solid Waste Group from January 1997 until July 1998. From 1972 until December 1996, Mr. Cosman served in various positions with Browning-Ferris Industries, Inc., including Regional Vice President -- Northern Region from 1993 to 1996, Regional

Vice President -- Mid America Region from 1989 to 1993, Regional Vice President -- South Central Region from 1979 to 1988 and District Manager from 1975 to 1979.

     DAVID A. BARCLAY, age 36, was named Senior Vice President, General Counsel and Assistant Secretary in August 1998. Mr. Barclay served as Senior Vice President and General Counsel of Republic Industries' Solid Waste Group from March 1998 until July 1998. Prior to that, from January 1997 to February 1998, Mr. Barclay was Vice President and Associate General Counsel of Republic Industries. From June 1995 to January 1997, Mr. Barclay was Vice President, General Counsel and Secretary of Discovery Zone, Inc. Discovery Zone filed a voluntary petition under the federal bankruptcy laws in March 1996. Mr. Barclay served in various positions with Blockbuster, including Senior Corporate Counsel from 1993 to 1995 and Corporate Counsel from 1991 to 1993. Prior to joining Blockbuster, Mr. Barclay was an attorney in private practice in Miami, Florida.

     STEVEN R. GOLDBERG, age 48, was named Senior Vice President -- Corporate Development in October 1998. From 1987 to 1998, Mr. Goldberg served in various positions with Ryder System, Inc., including Vice President of Corporate Development during 1998, Chief Financial Officer of Ryder Transportation Services, a division of Ryder, from 1996 to 1998, and Vice President and Treasurer from 1993 to 1996.

     TOD C. HOLMES, age 50, was named Senior Vice President and Chief Financial Officer in August 1998. Mr. Holmes served as our Vice President -- Finance from June 1998 until August 1998 and as Vice President of Finance of Republic Industries' Solid Waste Group from January 1998 until July 1998. From 1987 to 1998, Mr. Holmes served in various positions with Browning-Ferris, including Vice President, Investor Relations from 1996 to 1998, Divisional Vice President, Collection Operations from 1995 to 1996, Divisional Vice President and Regional Controller, Northern Region, from 1993 to 1995 and Divisional Vice President and Assistant Corporate Controller from 1991 to 1993.

                               BOARD OF DIRECTORS

     The board of directors develops our business strategy, establishes our overall policies and standards and reviews the performance of management in executing our business strategy and implementing our policies and standards. We keep directors informed of our operations at meetings and through reports and analyses presented to the board of directors and committees of the board. Significant communications between the directors and management also occur apart from meetings of the board of directors and committees of the board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors held two meetings and took 13 actions by unanimous written consent during 1998. Each incumbent director attended at least 75% of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which he served.

     The board of directors has established three committees: the executive committee, the audit committee and the compensation committee.

     The executive committee consists of Messrs. Huizenga and Hudson. The executive committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. The executive committee does not have the power to elect or remove executive officers, approve a merger of our company, recommend a sale of substantially all of our assets, recommend a dissolution of our company, amend our certificate of incorporation or by-laws, declare dividends on our outstanding securities, or, except as authorized by the board of directors, issue any common stock or preferred stock. The board of directors has given the executive committee authority to approve acquisitions, borrowings, guarantees or other transactions not involving more than $100 million in cash, securities or other consideration. The executive committee is also charged with addressing Year 2000 systems issues and corporate compliance matters. The executive committee took eight actions by unanimous written consent instead of meeting during 1998.

     The audit committee consists of Messrs. Croghan and Sorensen. The audit committee has the power to oversee the retention, performance and compensation of the independent public accountants for our company, and establish and oversee such systems of internal accounting and auditing control as it deems appropriate. The audit committee held no meetings during 1998.

     The compensation committee consists of Messrs. Croghan and Sorensen. The compensation committee reviews our company's compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors and executive officers, and administers our company's stock incentive plan. The compensation committee held no meetings and took only one action by unanimous written consent during 1998.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following statement made by the compensation committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under either of such Acts.

     The compensation committee is responsible for reviewing and approving executive compensation, including base salaries, bonuses, awards of stock options and reimbursement of particular business related costs and expenses. The compensation committee currently consists of Messrs. Croghan and Sorensen, each of whom is a non-employee director of our company.

     In determining the compensation of our company's executive officers, the compensation committee takes into account all factors which it considers relevant, including business conditions in general and in our lines of business during the year, our performance during the year in light of the conditions, the market compensation for executives of similar background and experience, and the performance of the specific executive officer under consideration as well as the business area of our company for which the executive officer is responsible. The structure of each executive compensation package is weighted towards incentive forms of compensation, including stock options, so that an executive's interests are aligned with the interests of our stockholders. The compensation committee believes that granting stock options provides an additional incentive to executive officers to continue in the service of our company and gives them an interest similar to stockholders in the success of our company. In 1998 we did not have a compensation program for executive officers consisting of grants of stock options as additional compensation to base salaries, bonuses and reimbursement of certain business related costs and expenses.

     To the extent readily determinable, another factor the compensation committee considers when determining compensation is the anticipated tax treatment to our company and to the executive officer of various payments and benefits. For example, some types of compensation plans and their deductibility by our company depend upon the timing of an executive officer's vesting or exercise of previously granted rights. Further interpretation of, and changes in, the tax laws and other factors beyond the compensation committee's control also could affect the deductibility of compensation.

     Mr. Huizenga has been Chairman of the board of directors since our initial public offering, and was our Chief Executive Officer from May 1998 until December 1998. Mr. Huizenga is not paid any cash salary or bonus. Mr. O'Connor has been our Chief Executive Officer and President since December 1998.

     In December 1998, the compensation committee approved a grant of options to Mr. O'Connor to purchase 250,000 shares of common stock exercisable at a price of $18.0625 per share. The compensation committee determined this grant to be appropriate based on the services the committee expects Mr. O'Connor to perform as Chief Executive Officer and President, his past business accomplishments, and expected future contribution to our company. The committee determined the number of shares subject to those options to be appropriate based upon the foregoing factors, with equal consideration given to each, and the fact that Mr. O'Connor's salary is lower than market compensation for executives of similar background and experience. All options granted to Mr. O'Connor in 1998 have a term of 10 years and, except for options to acquire 62,500 shares of common stock which Mr. O'Connor could immediately exercise upon the grant date, vest over a four year period at the rate of 25% per year, starting on the first anniversary of the date of the grant. During 1998, Mr. O'Connor received a salary of $20,731 plus he received a bonus of $8,432.

     The compensation committee believes that tying the remuneration of our Chief Executive Officer to the performance of our common stock will enhance our long-term performance and stability by providing our Chief Executive Officer with an incentive to expand our businesses and increase profitability in future years. The compensation committee believes that our Chief Executive Officer's annual salary and the grants of stock options to him, as described above, represent a fair compensation structure for his annual services as our Chief Executive Officer and that the grant of the options to him provides an incentive to maximize stockholder value.

                                     Compensation Committee:

                                     John W. Croghan, Chairman
                                     Allan C. Sorensen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Croghan and Sorensen served as members of the compensation committee in 1998. No member of the compensation committee was an officer or employee of our company or Republic Industries during the prior year or was formerly an officer of our company or Republic Industries. During the fiscal year ended December 31, 1998, none of our executive officers served on the compensation committee of any other entity, any of whose directors or executive officers served either on our board of directors or on our compensation committee.

PERFORMANCE GRAPH

     The following performance graph compares the performance of our common stock to the New York Stock Exchange Composite Index and to an index of peer companies we selected. The peer group consists of Allied Waste Industries, Inc., Browning-Ferris and Waste Management. The graph covers the period from July 1, 1998 to December 31, 1998. The graph assumes that the value of the investment in our common stock and in each index was $100 at July 1, 1998 and that all dividends were reinvested.

                            CUMULATIVE TOTAL RETURN
              BASED ON INITIAL INVESTMENT OF $100 ON JULY 1, 1998
PERFORMANCE GRAPH

                                                                            PEER
                                      REPUBLIC            NYSE             GROUP
       MEASUREMENT PERIOD            SERVICES,         COMPOSITE         COMPOSITE
     (FISCAL YEAR COVERED)              INC.             INDEX             INDEX
JUL. 1, 1998                                100.00            100.00            100.00
JUL. 1998                                    98.04             96.53            107.20
AUG. 1998                                    63.24             82.07             86.98
SEPT. 1998                                   76.47             86.15             92.45
OCT. 1998                                    85.78             92.79             89.50
NOV. 1998                                    73.04             97.59             83.27
DEC. 1998                                    72.00            101.00             89.00

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

     The following tables set forth certain compensation information regarding our Chief Executive Officer, former Chief Executive Officer and our four most highly compensated executive officers during the year ended December 31, 1998. Republic Industries, and/or our company paid or awarded compensation earned by Messrs. Hudson, Cosman, Holmes and Goldberg, through the end of 1998. Republic Industries paid all amounts on our behalf and we reimbursed Republic Industries for those amounts.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                           ------------
                                                  ANNUAL COMPENSATION(2)    SECURITIES
                                                  ----------------------    UNDERLYING     ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR     SALARY       BONUS      OPTIONS(1)    COMPENSATION
       ---------------------------         ----   ----------   ---------   ------------   ------------
H. Wayne Huizenga........................  1998           --          --           --             --
  (Chairman of the Board and Chief         1997           --          --           --             --
  Executive Officer through                1996           --          --           --             --
  December 1998)(3)

James E. O'Connor........................  1998   $   20,731   $   8,432      250,000             --
  (Chief Executive Officer                 1997           --          --           --             --
  and Director)(4)                         1996           --          --           --             --

Harris W. Hudson.........................  1998      398,461     200,000           --             --
  (Vice Chairman and Secretary)            1997      395,769     100,000           --             --
                                           1996      286,501          --           --             --

James H. Cosman..........................  1998      340,961      87,500           --             --
  (President and Chief                     1997      300,000      75,000           --       $ 33,775(6)
  Operating Officer)(5)                    1996           --          --           --             --

Tod C. Holmes............................  1998      187,692      50,000           --         46,342(8)
  (Senior Vice President and               1997           --          --           --             --
  Chief Financial Officer)(7)              1996           --          --           --             --

Steven R. Goldberg.......................  1998       58,173      35,000      110,000        105,000(10)
  (Senior Vice President --                1997           --          --           --             --
  Corporate Development)(9)                1996           --          --           --             --

-------------------------

(1) Messrs. O'Connor and Goldberg were the only people named in this chart who received options to purchase shares of our common stock in 1998.
(2) The aggregate total value of perquisites, other personal benefits, securities or property or other annual compensation did not equal or exceed $50,000 or ten percent of the annual salary and bonus for any person named in this chart during 1996, 1997 or 1998. Therefore, this table does not include such information.
(3)  We did not pay Mr. Huizenga any cash salary or bonus.
(4)  Mr. O'Connor became an employee in December 1998.
(5)  Mr. Cosman joined Republic Industries in January 1997.
(6)  Consists of certain relocation expenses for Mr. Cosman.
(7)  Mr. Holmes joined Republic Industries in January 1998.
(8)  Consists of certain relocation expenses for Mr. Holmes.
(9)  Mr. Goldberg became an employee in October 1998.
(10) Consists of an initial signing bonus received by Mr. Goldberg that is not part of a recurring arrangement.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1998

                                                 INDIVIDUAL GRANTS
                                 --------------------------------------------------     POTENTIAL REALIZABLE
                                                PERCENT                                   VALUE AT ASSUMED
                                 NUMBER OF      OF TOTAL                                ANNUAL RATES OF STOCK
                                 SECURITIES     OPTIONS                                  PRICE APPRECIATION
                                 UNDERLYING    GRANTED TO                                  FOR OPTION TERM
                                  OPTIONS     EMPLOYEES IN   EXERCISE    EXPIRATION   -------------------------
             NAME                GRANTED(1)   FISCAL YEAR     PRICE         DATE          5%            10%
             ----                ----------   ------------   --------    ----------   -----------   -----------
H. Wayne Huizenga..............        --          --              --       --                 --            --
James E. O'Connor..............   250,000          53%       $18.0625     12/6/08     $ 2,839,852   $ 7,196,743
James H. Cosman................        --          --              --       --                 --            --
Harris W. Hudson...............        --          --              --       --                 --            --
Tod C. Holmes..................        --          --              --       --                 --            --
Steven R. Goldberg.............   110,000          23%          14.50     10/8/08         879,369     2,165,927

-------------------------

(1) Messrs. O'Connor and Goldberg were the only people named in this chart who received options to purchase shares of our common stock in 1998.

                             YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                  OPTIONS AT               IN-THE-MONEY OPTIONS
                                             DECEMBER 31, 1998(1)          DECEMBER 31, 1998(1)
                                          ---------------------------   ---------------------------
                  NAME                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                  ----                    -----------   -------------   -----------   -------------
H. Wayne Huizenga.......................          --             --             --            --
James E. O'Connor.......................      62,500        187,500     $   23,437      $ 70,312
Harris W. Hudson........................          --             --             --            --
James H. Cosman.........................          --             --             --            --
Tod C. Holmes...........................          --             --             --            --
Steven R. Goldberg......................          --        110,000             --       433,125

-------------------------

(1) Messrs. O'Connor and Goldberg were the only people named in this chart who received options to purchase shares of our common stock in 1998.

COMPENSATION OF DIRECTORS

     Commencing in January 1999, we pay each of our non-employee directors $25,000 per year, and $1,000 for each board or committee meeting they attend in person. Under our 1998 Stock Incentive Plan, we grant options to purchase shares of Class A common stock to our non-employee directors. As of March 22, 1999, we have granted options to purchase 170,000 shares to our non-employee directors. We also reimburse our non-employee directors for reasonable expenses incurred for attending board of director and committee meetings. We have not adopted any other policies on directors' compensation and benefits. See "-- Stock Incentive Plan."

EMPLOYMENT AGREEMENTS

     We entered into a three year employment agreement with James E. O'Connor who is our Chief Executive Officer, effective as of December 7, 1998. The employment agreement provides that our board of directors will appoint Mr. O'Connor to the board and that Mr. O'Connor will be nominated for election to our board of directors at each annual meeting of our stockholders during the term of the agreement. The employment agreement provides that Mr. O'Connor will receive an annual base salary of $385,000. In addition, Mr. O'Connor will be eligible for an annual bonus of up to 30% of his base salary, based on the achievement of certain corporate goals and objectives. Under his employment agreement, Mr. O'Connor also received options to purchase up to 250,000 shares of our Class A common stock, of which 62,500 shares were fully vested and could be purchased immediately. The remaining shares shall vest and be eligible for purchase in equal amounts of 46,875 shares each year on the first four anniversary dates of the grant. If we terminate Mr. O'Connor "without cause" or if he elects to terminate his employment for "good reason," in each case as defined in his employment agreement, Mr. O'Connor will continue to receive his salary and health benefits for a period ending on the later of the first anniversary date of the termination or the end of his employment period. Mr. O'Connor is also subject to confidentiality obligations as well as to non-compete and non-solicitation covenants for a three year period following the termination of his employment period.

     We also entered into a three year employment agreement with Mr. Cosman, our President and Chief Operating Officer, effective as of January 11, 1999. The employment agreement provides that Mr. Cosman will receive an annual base salary of $400,000. In addition, Mr. Cosman will be eligible for an annual bonus of up to 30% of his base salary, based on the achievement of certain corporate goals and objectives. If we terminate Mr. Cosman "without cause" or if he elects to terminate his employment for "good reason," in each case as defined in his employment agreement, Mr. Cosman will continue to receive his salary and health benefits for a period ending on the later of the first anniversary date of the termination or the end of his employment period. Mr. Cosman is also subject to confidentiality obligations as well as to non-compete and non-solicitation covenants for a three year period following the termination of his employment period.

SEVERANCE AGREEMENTS

     Mr. Holmes entered into a severance agreement with Republic Industries when Republic Industries hired him. Mr. Holmes' severance agreement provides that if Republic Industries terminates his employment without cause during the first 24 months of his employment, then he will receive severance pay equal to his base monthly salary for a period equal to the greater of the balance of such 24-month period or 12 months. Mr. Holmes' severance agreement also provides that if Republic Industries terminates his employment without cause after the first 24 months of his employment, he will continue to receive his base monthly salary for a period of 12 months. All options granted under Republic Industries' stock option plans would continue to vest throughout the severance period. We assumed Republic Industries' severance obligations under Mr. Holmes' agreement before the closing of our initial public offering.

     Mr. Goldberg entered into a severance agreement with us which provides that if we terminate his employment without cause in the first 24 months of his employment, then Mr. Goldberg will receive severance pay equal to his base monthly salary for a period of 18 months as well as a prorated portion of his annual incentive bonus. All options granted under our 1998 Stock Incentive Plan would continue to vest throughout the severance period.

STOCK INCENTIVE PLAN

     In July 1998, we adopted our 1998 Stock Incentive Plan to provide for the grant of options to purchase shares of Class A common stock, stock appreciation rights and stock grants to employees, non-employee directors and independent contractors who are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan provides for the grant of options to employees and independent contractors at the discretion of our board of directors. Additionally, the Stock Incentive Plan provides for an automatic grant of an option to purchase 50,000 shares of Class A common stock to each member of the board of directors who joins the board of directors as a non-employee director, and an additional automatic grant of an option to purchase 10,000 shares of common stock at the beginning of each fiscal year after the member joins the board if he remains as a board member. We have reserved 20.0 million shares of Class A common stock for issuance as a result of options granted under the Stock Incentive Plan. On March 2, 1999, we issued approximately 8.5 million options to employees under our 1998 Stock Incentive Plan to replace options our employees held under Republic Industries' stock option plans. As of March 22, 1999, we had options to purchase approximately
12.6 million shares of our Class A common stock outstanding under our 1998 Stock Incentive Plan.

401(k) PLAN

     Our board of directors is planning to adopt a 401(k) Savings and Retirement Plan that is intended to qualify for preferential tax treatment under section 401(a) of the Internal Revenue Code. Although we have not yet adopted the specific terms of this plan, we intend that most of our employees will be eligible to participate in this plan when it is adopted.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of certain agreements and transactions between or among our company and certain related parties. It is our policy that transactions with related parties must be on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on our experience in the industries in which we operate and the terms of our transactions with unaffiliated parties, it is our belief that all of the transactions described below involving our company met that standard at the time each transaction occurred.

HISTORICAL INTERCOMPANY RELATIONSHIPS

     Prior to our initial public offering, we had been a wholly owned subsidiary of Republic Industries. As a result, Republic Industries provided our company with various services, including:

     - accounting,

     - auditing,

     - cash management,

     - corporate communications,

     - corporate development,

     - financial and treasury,

     - human resources and benefit plan administration,

     - insurance and risk management,

     - legal,

     - purchasing, and

     - tax services.

     Republic Industries also provided our company with the services of a number of its executives and employees. In consideration for these services, Republic Industries allocated to our company a portion of its overhead costs related to these services.

     From time to time, Republic Industries guaranteed some of our obligations. These guarantees remain in place and may be called upon should there be a default under these obligations. In that event, we would be obligated to reimburse Republic Industries for all liabilities they incurred as a result of the obligations. After we are no longer a subsidiary of Republic Industries, we will be required to cause all of these guarantees by Republic Industries to be released by the creditors and other parties holding the guarantees.

DIVIDEND AND INTERCOMPANY DEBT REPAYMENTS

     As part of our separation from Republic Industries, and prior to our initial public offering, our company declared and paid a $2.0 billion dividend in April 1998 to Republic Industries in the form of promissory notes. In addition, we owed Republic Industries approximately $139.5 million and owed Republic Resources Company, at that time one of our subsidiaries, approximately $165.4 million, net of an approximate $90.5 million which Republic Resources owed to our company. On June 30, 1998, we repaid $565.4 million of the promissory notes that we issued to Republic Industries with cash, assets that we received from Republic Resources and with the receivable Republic Resources owed to our company. In addition, we distributed all of our shares of common stock of Republic Resources to Republic Industries. We also repaid the amounts we owed to Republic Industries and Republic Resources by issuing 16,474,417 shares of Class A common stock to Republic Industries and we repaid the remaining balance of the promissory notes that we had issued to Republic Industries with the net proceeds of our initial public offering.

SEPARATION AND DISTRIBUTION AGREEMENT

     The Separation and Distribution Agreement that we entered into with Republic Industries in June 1998 provided for the principal corporate transactions required to effect our separation from Republic Industries, for the distribution by Republic Industries of our common stock that it owns to its stockholders, and for other arrangements governing the future relationship between us and Republic Industries.

     The Separation. Under the Separation and Distribution Agreement that we entered into with Republic Industries and prior to our initial public offering,
(1) we distributed to Republic Industries all of the common stock of Republic Resources, whose assets and liabilities related to Republic Industries' automotive retail businesses, and (2) we reorganized internally within our consolidated group of subsidiaries some of the subsidiaries engaged in the solid waste services business, that we owned directly or indirectly. Our financial statements exclude the accounts of Republic Resources.

     The Initial Public Offering. Under the Separation and Distribution Agreement, in July 1998, we sold 63,250,000 shares of our Class A common stock in our initial public offering, resulting in net proceeds of approximately $1.4 billion. We used all the net proceeds, and issued an additional 16,474,417 shares of our Class A common stock, to repay in full all amounts that we owed to Republic Industries. As of the date of this proxy statement, Republic Industries owns approximately 63.9% of the outstanding shares of our common stock.

     The Distribution. Under the Separation and Distribution Agreement, the distribution of our common stock that Republic Industries owns to its stockholders is subject to the satisfaction or waiver by the Republic Industries' board of directors, in its sole discretion, of several conditions, including the receipt of a favorable private letter ruling from the IRS. In March 1999, the IRS advised Republic Industries in writing that the IRS will not rule as requested. As a result, Republic Industries has decided to sell all of the shares of our common stock that it owns.

     Registration Rights. The Separation and Distribution Agreement provides that Republic Industries and any of its wholly owned subsidiaries that own our common stock will have the right in certain circumstances to require us to use our best efforts to register for resale shares of our common stock held by Republic Industries or its wholly owned subsidiaries under the Securities Act of 1933, as amended, and applicable state securities laws, subject to conditions, limitations and exceptions. We also agreed with Republic Industries that if we file a registration statement for the sale of securities under the Securities Act, then Republic Industries and its subsidiaries may, subject to conditions, limitations and exceptions, include in the registration statement shares of common stock held by Republic Industries and its subsidiaries. Republic Industries has agreed to pay all of the offering expenses related to the registration statement that we file at the request of Republic Industries, provided that if we register any new shares of our common stock in the registration statement that we prepare at Republic Industries' request, then we will pay our pro rata portion of the offering expenses. We have agreed to pay offering expenses related to the registration statement that we file on our own behalf; however, Republic Industries will pay its pro rata portion of the offering expenses if any shares of our common stock held by Republic Industries and its subsidiaries are included in that registration statement. As a result of the IRS decision not to rule on Republic Industries' request for a private letter ruling as requested, Republic Industries has determined that it is in its stockholders' best interest to sell its entire interest in our company to the public. Accordingly, in March 1999, Republic Industries exercised its right under the Separation and Distribution Agreement that we register all of our common stock owned by Republic Industries.

     Releases and Indemnification. The Separation and Distribution Agreement provides for a full and complete release and discharge as of the time we made our initial public offering of all liabilities, including any contractual agreements or arrangements existing or alleged to exist, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before our initial public offering, between our company and Republic Industries, including in connection with the transactions and all other activities to implement our spinoff from Republic Industries, our initial public offering and the proposed distribution of our common stock to Republic Industries stockholders, except as otherwise expressly stated in the Separation and Distribution Agreement.

     Except as provided in the Separation and Distribution Agreement, we have agreed to indemnify, defend and hold harmless Republic Industries and each of Republic Industries' directors, officers and employees from and against all liabilities relating to, arising out of or resulting from (1) our or any other person's failure to pay, perform or otherwise promptly discharge any of our liabilities under the Separation and Distribution Agreement, and (2) any breach by our company of the Separation and Distribution Agreement or any of the ancillary agreements entered into by the parties, related to the Separation and Distribution Agreement.

     Except as provided in the Separation and Distribution Agreement, Republic Industries has agreed to defend and hold us harmless and to indemnify our company and our directors, officers and employees from and against all liabilities relating to, arising out of or resulting from (1) the failure of Republic Industries or any other person to pay, perform or otherwise promptly discharge any liabilities of Republic Industries other than our liabilities, (2) any breach by Republic Industries of the Separation and Distribution Agreement or any of the other agreements that we entered into related to the Separation and Distribution Agreement and (3) any untrue statement of a material fact or omission to state a material fact, or alleged untrue statements or omissions, with respect to information relating to Republic Industries contained in the registration statement for our Class A common stock that was issued in our initial public offering or any registration statement that we file on behalf of Republic Industries or on our own behalf.

     The Separation and Distribution Agreement also specifies certain procedures regarding claims subject to indemnification and related matters.

     Contingent Liabilities and Contingent Gains. The Separation and Distribution Agreement provides for indemnification by our company and Republic Industries regarding contingent liabilities primarily relating to our respective businesses or otherwise assigned to us.

     The Separation and Distribution Agreement provides for the establishment of a Contingent Claims Committee comprised of one representative designated from time to time by each of Republic Industries and ourselves that will establish procedures for resolving disagreements among our company and Republic Industries as to contingent gains and contingent liabilities.

     The Separation and Distribution Agreement provides for the sharing of shared contingent liabilities, which means:

          - any contingent liabilities that are not exclusive contingent liabilities of Republic Industries or exclusive contingent liabilities of ours and

          - specifically identified liabilities.

     The parties have agreed to allocate responsibility for shared contingent liabilities based upon the respective market capitalizations of each party at the time of our initial public offering or on other methodology to be established by a committee that Republic Industries and we will establish for the purpose. Republic Industries will assume the defense of, and may seek to settle or compromise, any third party claim that is a shared contingent liability, and the costs and expenses of the claim will be included in the amount to be shared by Republic Industries and our company.

     The Separation and Distribution Agreement provides that the parties will each have the exclusive right to any benefit received with respect to any contingent gain that primarily relates to the business of that party, or that is expressly assigned to that party. Each party will have sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to a contingent gain that primarily relates to its respective business. We have agreed with Republic Industries to share any benefit that may be received from any contingent gain based upon market capitalizations of each party as of the date we completed our initial public offering or another methodology that a committee that the parties appoint may determine. We have agreed that Republic Industries will have the sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to any contingent gain. Under the Separation and Distribution Agreement we have agreed that Republic Industries may decide not to pursue any contingent gain for any reason whatsoever, including a different assessment of the merits of any action, claim or right or any business reasons that are in the best interests of Republic Industries, without regard to our best interests, and that Republic Industries will have no liability to us as a result of that determination.

     Certain Business Transactions. Under the terms of the Separation and Distribution Agreement, Republic Industries has agreed that, for a period of five years after we are no longer a subsidiary of Republic Industries, Republic Industries will not directly or indirectly compete with us in the solid waste services industry anywhere in North America, and we have agreed that, for a period of five years after that time, we will not directly or indirectly compete with Republic Industries in the automotive retail or vehicle rental industries anywhere in North America. The Separation and Distribution Agreement also provides for the allocation of corporate opportunities prior to the time we separate from Republic Industries. During this period, neither party will have any duty to communicate or offer opportunities to the other and, subject to the non-competition covenants, may pursue or acquire any opportunity for itself or direct the opportunity to another. However, (1) if the opportunity relates primarily to the business of the other party, the party that has the opportunity will generally be required to let the other party know about it and (2) if the opportunity relates to both of our businesses, the party that learns about the opportunity shall use its reasonable best efforts to let the other party know about it.

     Insurance. Under the Separation and Distribution Agreement, Republic Industries agreed to permit our company to continue to participate in certain of its insurance policies and to provide claims adjustment services for automobile liability and general liability claims. We have paid Republic Industries a monthly fee of $43,000 for insurance costs plus an amount equal to five percent of incurred losses for claims adjustment services. We are securing insurance policies independent of Republic Industries. We have agreed with Republic Industries to cooperate in good faith to provide for an orderly transition of insurance coverage. However, Republic Industries will not be liable to our company in the event any of these policies are terminated or prove to be inadequate. See "Business -- Liability and Insurance Bonding."

     Expenses. Except as set forth in an ancillary agreement, the Separation and Distribution Agreement treats specific third-party fees, costs and expenses paid or incurred in anticipation of the distribution of our shares to Republic Industries' stockholders in the same manner as we will treat the expenses that are incurred for the contingent liabilities, and all other fees, costs and expenses in connection with the distribution will be paid by Republic Industries.

     Termination. The Separation and Distribution Agreement provides that it may be terminated at any time prior to the time our shares are distributed to Republic Industries' stockholders, if Republic Industries and our company both agree. In the event of any such termination, only the provisions of the Separation and Distribution Agreement that obligate each party to pursue the distribution terminate and the other provisions of the Separation and Distribution Agreement and other related agreements will remain in full force and effect.

SERVICES AGREEMENT

     Republic Industries and our company entered into the Services Agreement under which Republic Industries agreed to provide our company with:

     - accounting,

     - auditing,

     - cash management,

     - corporate communications,

     - corporate development,

     - financial and treasury,

     - human resources and benefit plan administration,

     - insurance and risk management,

     - legal,

     - purchasing and

     - tax services.

     In exchange for providing these services, we paid Republic Industries a fee of $1.25 million per month, subject to review and adjustment based upon a reduction in the amount of services Republic Industries provided. Effective January 1, 1999, the fee was reduced to $0.9 million per month. The fee is payable 15 days after the close of each month and our management thinks that the fee is no less favorable than if we were to provide these services ourselves or if we had obtained them from unaffiliated third parties.

     The Services Agreement has been amended to provide for an initial term expiring June 30, 1999, with an option to extend the term until December 31, 1999. After that, we have an additional option to extend the term for another year. At any time, we can terminate the agreement upon thirty days' written notice.

     Any services that Republic Industries provides our company beyond the services to be provided under the terms of the Services Agreement, that Republic Industries determines are not covered by the fees provided for under the terms of the Services Agreement, will be billed to our company as described in the Services Agreement, or on such other basis as Republic Industries and we may agree.

TAX INDEMNIFICATION AND ALLOCATION AGREEMENT

     We have entered into a Tax Indemnification and Allocation Agreement with Republic Industries that provides that Republic Industries will indemnify us for income taxes that we might incur if the internal restructuring transactions that we entered into in June 1998 in connection with our initial public offering fail to qualify as tax-free spin-offs.

     In addition to the foregoing indemnities, the Tax Indemnification and Allocation Agreement provides for four things:

     (1) the allocation and payment of taxes for periods during which we and Republic Industries are included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary returns for state tax purposes,

     (2) the allocation of responsibility for the filing of tax returns,

     (3) the conduct of tax audits and the handling of tax controversies, and

     (4) various related matters.

     For periods during which Republic Industries includes our company in its consolidated federal income tax returns or state consolidated, combined, or unitary tax returns, which will include the periods on or before we became a public company, we will be required to pay an amount of income tax equal to the consolidated tax liability attributable to our operations. We will be responsible for our own separate tax liabilities that are not determined on a consolidated or combined basis. In the future we will also be responsible for any increases to the consolidated tax liability of Republic Industries and our company that is attributable to our company, and we will be entitled to refunds for reductions of tax liabilities attributable to our company for prior periods.

     We and our subsidiaries were included in Republic Industries' consolidated group for federal income tax purposes for periods during which Republic Industries beneficially owned at least 80% of the total voting power and value of our outstanding common stock. Each corporation that is a member of a consolidated group during any portion of the group's tax year is jointly and severally liable for the federal income tax liability of the group for that year. We and our subsidiaries stopped being members of Republic Industries' consolidated group after we became a public company. While the Tax Indemnification and Allocation Agreement allocates tax liabilities between Republic Industries and our company during the periods when we were in included in Republic Industries' consolidated group, we could be liable in the event federal tax liability allocated to Republic Industries is incurred, but not paid, by Republic Industries or any other member of Republic Industries' consolidated group for Republic Industries' tax years before we were a public company. If this were to happen, we could seek indemnification from Republic Industries under the Tax Indemnification and Allocation Agreement.

EMPLOYEE BENEFITS AGREEMENT

     We entered into an Employee Benefits Agreement with Republic Industries. Under this Agreement, we have assumed and agreed to pay, perform, fulfill and discharge all liabilities to, or relating to, former employees of Republic Industries or its affiliates whom we will employ as of the date we are no longer affiliated with Republic Industries and certain former employees of Republic Industries or its affiliates, including retirees, who were employed by or provided services primarily for our solid waste business. Until the date we are no longer affiliated with Republic Industries, these employees and former employees will continue to participate in Republic Industries' employee benefit plans, although we are responsible for our allocable share of the costs of such plans. After we become independent from Republic Industries we will establish our own employee benefit plans, which generally will be similar to Republic Industries' plans in effect at that time. The Employee Benefits Agreement that we are describing does not preclude our company from discontinuing or changing such plans at any time thereafter, with a few exceptions. Our plans generally will assume all liabilities under Republic Industries' plans to employees and former employees that are assigned to us, and any assets funding these liabilities will be transferred from funding vehicles associated with Republic Industries' plans to the corresponding funding vehicles associated with our plans.

REPLACEMENT OPTIONS

     Prior to the initial public offering, employees of our company were granted stock options under Republic Industries' stock option plans. As of March 2, 1999, the approximately 8.5 million Republic Industries options held by our employees were canceled, and our company's Compensation Committee granted replacement options on a one-for-one basis. The replacement options retained the vesting and exercise rights of the original options, subject to exercise limitations for individuals who signed stock option repricing agreements with Republic Industries. The exercise price for individual replacement options are priced so that the potential gain or loss on each grant of Republic Industries stock options shall generally be maintained under the replacement options. We estimate the compensation expense related to our granting of replacement options at favorable exercise prices to be approximately $3.5 million, which we will record in the first quarter of 1999.

LEASE

     On July 1, 1998 we signed a lease with Alamo Rent-A-Car, Inc., a subsidiary of Republic Industries for approximately 10,555 square feet of office space at Republic Industries' corporate headquarters in Fort Lauderdale, Florida. The annual lease rate is $220,320 ($20.40 per square foot), and we pay for certain common area maintenance charges. Effective January 1, 1999, we amended the lease to increase the space we are renting to approximately 14,443 square feet at an annual rate of $294,637 ($20.40 per square foot). The lease has an initial term of one year, and we can terminate it on 90 days' prior written notice. It is automatically renewable by us for an additional one year term. The rent includes utilities, security, parking, building maintenance and cleaning services.

OTHER RELATIONSHIPS WITH REPUBLIC INDUSTRIES

     Republic Industries currently owns 112,162,500 shares of our common stock, which constitutes approximately 63.9% of the outstanding shares of our common stock.

     Mr. Huizenga, our Chairman, also is the Chairman and Co-Chief Executive Officer of Republic Industries. Mr. Hudson, our Vice Chairman, also is the Vice Chairman of Republic Industries.

     During 1998, we collected solid waste from, and leased roll-off containers to, certain automotive retail and vehicle rental subsidiaries of Republic Industries and other properties. We provided all of these services at standard rates. We continue to provide these services to Republic Industries on the same terms. During 1998, we rented vehicles from Republic Industries' Alamo Rent-A-Car and National Car Rental System subsidiaries, under standard form vehicle rental agreements under which we were charged standard rates. We still, at times, rent vehicles from Republic Industries on the same terms. In November 1998, we purchased a corporate aircraft from Republic Industries for $11 million.

OTHER TRANSACTIONS WITH RELATED PARTIES

     Pro Player Stadium is a professional sports stadium in South Florida that is owned and controlled by Mr. Huizenga. One of our subsidiaries collected solid waste from, and leased roll-off waste containers to, Pro Player Stadium pursuant to standard agreements under which Pro Player Stadium paid an aggregate of approximately $219,000 in 1998. We continue to provide these services on the same terms. In September 1998, one of our subsidiaries began collecting solid waste from the National Car Rental Center, an arena in Broward County, Florida which is operated by a subsidiary of Florida Panthers Holdings. Mr. Huizenga is the Chairman, and Mr. Hudson is a director, of this company.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Exchange Act during our fiscal year ended December 31, 1998, (2) any Forms 5 and amendments to the form furnished to us with respect to our fiscal year ended December 31, 1998, and (3) any written representations referred to us in subparagraph (b)(2)(i) of Item 405 of Regulation S-K under the Exchange Act, no person who at any time during the fiscal year ended December 31, 1998 was a director, officer or, to our knowledge, a beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 1998 or prior fiscal years.

                             SECURITY OWNERSHIP OF
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows certain information as of March 22, 1999 with respect to the beneficial ownership of Class A common stock by (1) each of our stockholders who is known by us to be a beneficial owner of more than 5% of the Class A common stock outstanding, (2) each of our directors, (3) our Chief Executive Officer, our former Chief Executive Officer and each of our four other most highly compensated officers, and (4) all of our current directors and executive officers as a group. We have adjusted share amounts and percentages shown for each individual, entity or group in the table to give effect to shares of common stock that are not outstanding but which the individual, entity or group may acquire upon exercise of all options exercisable within 60 days of March 22, 1999. However, we do not deem these shares of common stock to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other individual, entity or group.

                                                             SHARES BENEFICIALLY OWNED
                          NAME OF                            --------------------------
                     BENEFICIAL OWNER                           NUMBER         PERCENT
                     ----------------                        ------------      --------
Republic Industries, Inc...................................  112,162,500         63.9%
H. Wayne Huizenga..........................................           --            *
James E. O'Connor..........................................       64,700            *
Harris W. Hudson...........................................           --            *
John W. Croghan............................................      110,000            *
Ramon A. Rodriguez.........................................       50,000            *
Allan C. Sorensen..........................................       60,000            *
James H. Cosman............................................       16,000            *
Tod C. Holmes..............................................        5,000            *
Steven R. Goldberg.........................................           --            *
All directors and executive officers as a group (10
  persons).................................................      305,700            *

-------------------------

  * Less than 1 percent

     The address of Republic Industries, Inc. is 110 S.E. Sixth Street, Fort Lauderdale, Florida 33301.

     On March 2, 1999, Republic Industries converted 95,688,083 shares of our Class B common stock into 95,688,083 shares of our Class A common stock, for a total of 112,162,500 shares of Class A common stock.

     The aggregate amount of Class A common stock beneficially owned by Mr. O'Connor consists of 2,200 shares owned directly by him and vested options to purchase 62,500 shares.

     The aggregate amount of Class A common stock beneficially owned by Mr. Croghan consists of 50,000 shares owned directly by him and vested options to purchase 60,000 shares.

     The aggregate amount of Class A common stock beneficially owned by Mr. Rodriguez consists of vested options to purchase 50,000 shares.

     The aggregate amount of Class A common stock beneficially owned by Mr. Sorensen consists of vested options to purchase 60,000 shares.

     The aggregate amount of Class A common stock beneficially owned by Mr. Cosman consists of 16,000 shares owned by Mr. Cosman and his wife as joint tenants.

     The aggregate amount of Class A common stock beneficially owned by all directors and executive officers as a group consists of (a) 73,200 shares and
(b) vested options to purchase 232,500 shares. The table above does not include a total of 136,809 options issued by our company to some officers replacing options to purchase shares of Republic Industries common stock which, although vested, may not be exercised until after January 2, 2000 under the terms of a repricing agreement between the officers and Republic Industries.

                                  PROPOSAL 1.

                             ELECTION OF DIRECTORS

     The board of directors currently consists of six members. The board of directors has designated the persons named below as nominees for election as directors, for a term expiring at the annual meeting of stockholders in the year 2000. All nominees are currently serving as directors. Each director is elected by the affirmative vote of a plurality of the votes cast by the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote on the election at the annual meeting. It is the intention of the persons named in the enclosed form of proxy to vote the proxies they receive for the election of the nominees named below, unless a particular proxy withholds authorization to do so or provides other contrary instructions. Each of the nominees has indicated that he is willing and able to serve as a director. If before the annual meeting any nominee becomes unable to serve, an event which is not anticipated by the board of directors, the proxies will be voted for the election of whomever the board of directors may designate.

NOMINEES FOR DIRECTOR

             H. Wayne Huizenga
             Harris W. Hudson
             James E. O'Connor
             John W. Croghan
             Ramon A. Rodriguez
             Allan C. Sorensen

     Beginning on page 2 of this proxy statement we provide biographical information relating to each of these nominees for director under the heading "Biographical Information Regarding Directors/Nominees and Executive Officers."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                  PROPOSAL 2.
           APPROVAL OF PROPOSED AMENDMENT TO OUR AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

     The only change to be effected by the proposed amendment to our amended and restated certificate of incorporation is to eliminate Class B common stock and all references to Class B common stock in the certificate of incorporation. Class B common stock is identical to Class A common stock in all respects, except that under our certificate of incorporation holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to five votes per share on all matters submitted to a vote of stockholders, including the election of directors.

     The only holder of Class B common stock has been Republic Industries. The company issued the Class B common stock to Republic Industries in July 1998 after Republic Industries announced its intention to separate our company from Republic Industries. At that time, Republic Industries also announced its intention to distribute its remaining shares of our common stock as of the distribution date to stockholders of Republic Industries in 1999. One of the conditions of the distribution was that the IRS provide Republic Industries with a favorable private letter ruling stating, among other things, that the distribution would qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986. We issued Class B common stock to Republic Industries solely to help secure this favorable private letter ruling from the IRS. In March 1999, the IRS advised Republic Industries in writing that the IRS would not rule on the private letter ruling, as requested. Consequently, on March 2, 1999, Republic Industries exercised its right to convert all of the shares of Class B common stock it owned into Class A common stock, on a one-for-one basis.

     As of the date of this proxy statement, no shares of Class B common stock remain outstanding, and we currently have no intention of issuing additional shares of Class B common stock to stockholders. If the proposed amendment to our certificate of incorporation is approved, the only class of common stock remaining authorized, issued and outstanding will be Class A common stock, which will be denominated "common stock" upon the effectiveness of the proposed amendment. With approval of the proposed amendment, all common stock will have the same rights, benefits and privileges in all respects. The summary of the proposed amendment to the certificate of incorporation is qualified in its entirety by reference to the full text of the amendment which is attached hereto as Appendix A.

REQUIRED VOTE AND BOARD RECOMMENDATION

     The proposed amendment to our certificate of incorporation is subject to approval by the affirmative vote of the holders of a majority of the total shares of common stock outstanding on the record date for the annual meeting. If the proposed amendment to the certificate of incorporation is so approved, it will be effective as of the date of its filing with the Secretary of State of the State of Delaware.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                   PROPOSAL 3
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors, upon recommendation of the audit committee, has approved and recommends the appointment of Arthur Andersen LLP as independent public accountants of our company and its subsidiaries for the year ending December 31, 1999.

     Arthur Andersen LLP has been serving Republic Industries and our company in this capacity since May 1990. A representative of Arthur Andersen LLP is expected to attend the annual meeting and be available to respond to appropriate questions. The representative will also be afforded an opportunity to make a statement, if he desires to do so.

     Ratification of the board of directors' selection of Arthur Andersen LLP will require the affirmative vote of the holders of a majority of the total shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote on the matter at the annual meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF OUR COMPANY FOR THE YEAR ENDING DECEMBER 31, 1999, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                   PROPOSAL 4
                    APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

     On March 30, 1999, based on the recommendation of the board's compensation committee our board of directors adopted the Republic Services, Inc. Employee Stock Purchase Plan. We are seeking your approval of the plan at the annual meeting. The plan will provide a means for our eligible employees and those of our designated subsidiaries to purchase shares of our common stock at a discount of up to 15% through payroll deductions. The board of directors believes that adoption of the plan will promote our interests and those of our stockholders by assisting us in attracting, retaining and stimulating the performance of employees and by aligning our employees' interests with the interests of our stockholders. The plan requires stockholder approval in order for options granted under the plan to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code. The following is a general summary of the plan and is qualified in its entirety by the full text of the plan which is attached to this proxy statement as Appendix B.

SHARES SUBJECT TO THE PLAN

     We are asking our stockholders to authorize the issuance of up to 1,000,000 shares of our common stock under the plan. We will issue these authorized shares from our treasury or from authorized but unissued shares.

ADMINISTRATION

     Our board of directors or a committee of the board will administer the plan. The board or the committee administering the plan will have full power and authority to interpret the plan and to make any rules and regulations that it believes necessary to administer the plan.

PARTICIPATION

     The plan is an employee benefit program that enables our eligible employees and those of our designated subsidiaries to purchase shares of our common stock at a discount through payroll deductions without incurring broker commissions. To be eligible to participate, an employee must be a full-time employee and be employed for at least three (3) consecutive months at the beginning of the offering period. An employee is not eligible to continue participating in the plan if his employment is voluntarily or involuntarily terminated, or if he owns, or will own as a result of participation in the plan, shares possessing 5% or more of the total combined voting power or value of our common stock or the voting stock of our company or any subsidiary of our company. Employees covered by a collective bargaining agreement are not eligible to participate if, after review of the plan, their union affirmatively decides not to participate in the plan. Currently, approximately 10,900 of our employees are eligible to participate in the plan, including each of the named executive officers. Our non-employee directors are not eligible to participate in the plan.

STOCK PURCHASES

     The plan will be implemented through a series of offering periods. The board of directors or the committee administering the plan will establish the timing and duration of each offering period. In no event will an offering period exceed 27 months. During these offering periods, participating employees accumulate funds in an account used to buy our common stock through payroll deductions at a rate selected by the employee, subject to such maximums and minimums as the board or the committee administering the plan may prescribe. The plan may not grant an employee an option to purchase common stock that permits the employee to purchase shares of common stock in any calendar year with an aggregate fair market value, determined at the time the plan grants the option, in excess of $25,000 or 20% of the employee's annual compensation, whichever is less.

     The board of directors or the committee administering the plan will establish the purchase price per share of our common stock under the plan. The purchase price per share may not be less than 85% of the per share fair market value of our common stock on the offer date or the exercise date, whichever is less.

AMENDMENT AND TERMINATION

     The board of directors or the committee administering the plan has the power to amend, suspend or terminate the plan. However, the board or the committee may not amend the plan without approval of our stockholders to: (a) increase the maximum number of shares of common stock we may issue under the plan, or (b) amend the requirements as to the class of employees eligible to purchase common stock under the plan.

EFFECTIVE DATE; TERM OF THE PLAN

     The plan will become effective upon stockholder approval. The plan will continue in effect for 10 years unless sooner terminated by the board of directors or the committee administering the plan.

FEDERAL INCOME TAX CONSEQUENCES

     We intend for the plan to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. Section 423 allows an employer to grant options to its employees to purchase company stock at a stipulated price without having the employees realize taxable income at the time the employer grants the option or when an employee exercises the option. The basis of the stock received on exercise of an option under the plan is the exercise price an employee pays for the stock. The Internal Revenue Code imposes a holding period for favorable tax treatment upon disposition of common stock acquired under the plan equal to the later of two years after the grant date or one year after the purchase date. When an employee sells the common stock after this holding period, he will realize ordinary income up to the amount of any discount, up to a maximum of 15%, from the fair market value of our common stock as of the grant date. Any further gain is taxed at long term capital gain rates. If an employee sells stock before the holding period expires, the employee will realize ordinary income to the extent of the difference between the price actually paid for the stock and the fair market value of the stock at the purchase date, regardless of the price at which the employee sells the stock, and any further gain would be capital gain, short term or long term, depending on the holding period. If the sale price is less than the fair market value of the stock on the purchase date, the employee will realize a capital loss equal to this difference.

     We may not take a deduction for the difference between the fair market value of our common stock on the date of purchase by the employee and the purchase price paid for our common stock by the employee unless the employee disposes of the stock before the statutory holding periods expire.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF REPUBLIC SERVICES, INC. EMPLOYEE STOCK PURCHASE PLAN. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                             STOCKHOLDER PROPOSALS

     We must receive any proposals of stockholders intended to be presented at the year 2000 annual meeting for inclusion in the proxy statement and form of proxy relating to that meeting not later than December 1, 1999. We suggest that proponents submit their proposals by certified mail, return receipt requested. Detailed information for submitting resolutions will be provided upon written request to the Secretary of our company at Republic Services, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. We have not received any stockholder proposals for inclusion in this proxy statement.

                                 OTHER MATTERS

     You are again invited to attend the annual meeting at which our management will present a review of our progress and operations.

     Management does not intend to present any other items of business and knows of no other matters that will be brought before the annual meeting. However, if any additional matters are properly brought before the annual meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in the best interest of our company. We have prepared the accompanying form of proxy at the direction of the board of directors and provide it to you at the request of the board of directors. Your board of directors has designated the proxies named therein.

                                                                      APPENDIX A

             PROPOSED AMENDMENT TO ARTICLE IV, SECTIONS 1 AND 2 OF AMENDMENT AND RESTATED CERTIFICATE OF INCORPORATION OF
                            REPUBLIC SERVICES, INC.

      At the effective time of the proposed amendment, Article IV, Section
         1 and 2 shall be amended to read in their entirety as follows:

                                   ARTICLE IV
                                 CAPITAL STOCK

SECTION 1. GENERAL

     The total number of shares of stock which the Corporation shall have authority to issue will be 800,000,000, consisting of 750,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The Preferred Stock may be issued in one or more series having such designations as may be fixed by the Board of Directors (the "Board").

SECTION 2. COMMON STOCK

     (a) Issuance and Consideration. Any unissued or treasury shares of the Common Stock may be issued for such consideration as may be fixed in accordance with applicable law from time to time by the Board.

     (b) Voting.  Except as otherwise required by law or this Article IV,
Section 2(b) or provided in any resolution adopted by the Board with respect to any series of Preferred Stock, the holders of Common Stock will possess all voting power. Except as otherwise provided by law, and subject to any voting rights granted holders of any Preferred Stock, amendments to the Certificate must be approved by a majority of the votes entitled to be cast by all outstanding shares of Common Stock.

     (c) Dividends. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Board from time to time, the holders of shares of Common Stock shall be entitled to such cash dividends as may be declared from time to time by the Board from funds available therefore.

     (d) Liquidation. Subject to any preferential rights of any outstanding series of Preferred Stock created from time to time by the Board, upon liquidation, dissolution, or winding up of the Corporation, the holders or shares of Common Stock shall be entitled to receive pro rata all assets of the Corporation available for distribution to such holders.

     At the effective time of this certificate, all outstanding shares of Class A common stock shall be reclassified as common stock.

                                                                      APPENDIX B

                            REPUBLIC SERVICES, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

     1. PURPOSE. The purpose of the Plan is to encourage stock ownership by employees of the Company in order to increase their identification with the Company's goals and secure a proprietary interest in the Company's success. The Company will seek stockholder approval of the Plan in order to qualify the Plan as an "Employee Stock Purchase Plan" under Section 423 of the Code. The provisions of the Plan shall be construed in a manner consistent with the requirements of such sections of the Code and the regulations issued thereunder.

     2. DEFINITIONS.

     (a) "Board" shall mean the Board of Directors of the Company or a committee of the Board as from time to time appointed by the Board.

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (c) "Common Stock" shall mean the common stock of Republic Services, Inc.

     (d) "Company" shall mean Republic Services, Inc. and any Designated Subsidiary of the Company.

     (e) "Compensation" shall mean the gross cash compensation (including, wage, salary, bonus and overtime earnings) paid by the Company or any Designated Subsidiary to a participant in accordance with the terms of employment, but excluding all expense allowances and other compensation paid in a form other than cash.

     (f) "Designated Subsidiary" shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

     (g) "Employee" shall mean any individual who is an employee of the Company for federal income tax purposes and whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

     (h) "Enrollment Date" shall mean the first Trading Day of each Offering Period.

     (i) "Exercise Date" shall mean the last Trading Day of each Offering
Period.

     (j) "Fair Market Value" shall mean, as of any date, the closing sales price of Common Stock on the immediately preceding Trading Day as listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, as reported in The Wall Street Journal or such other source as the Board deems reliable. In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

     (k) "Offering Periods" shall mean the periods during which an option granted pursuant to the Plan may be exercised.

     (l) "Plan" shall mean this Employee Stock Purchase Plan.

     (n) "Purchase Price" shall mean the exercise price of a share of Common Stock as determined by the Board, provided however, that such price shall not be less than eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is less. The Purchase Price may be adjusted by the Board pursuant to Section 20.

     (o) "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

     (p) "Subsidiary" shall mean any domestic corporation (other than the Corporation) which, pursuant to Section 424(f) of the Code, is included in an unbroken chain of corporations beginning with the Corporation if, at the beginning of an Offering Period, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of capital stock in one of the other corporations in such chain.

     (q) "Trading Day" shall mean a day on which national stock exchanges are open for trading.

     3. ELIGIBILITY.

     (a) Participation in the Plan is voluntary. Each Employee will be eligible to participate in the Plan on the first day of the month following the date such employee has completed three (3) consecutive months of employment with the Company. However, Employees covered by a collective bargaining agreement in connection with which, after review of the Plan, there was an affirmative decision by such union not to participate in the Plan are not permitted to participate in the Plan.

     (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or of any Subsidiary and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     4. OFFERING PERIODS. The duration and timing of Offering Periods shall be determined by the Board. In no event may an Offering Period exceed twenty-seven
(27) months.

     5. PARTICIPATION.

     (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions and filing it with the Company's payroll office prior to the applicable Enrollment Date.

     (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

     6. PAYROLL DEDUCTIONS.

     (a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period.

     (b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

     (c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following thirty (30) business days after the Company's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated by such participant as provided in Section 10 hereof.

     (d) Notwithstanding the foregoing, to the extent necessary to comply with
Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased by the Company to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

     (e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

     7. GRANT OF OPTION. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offering Period more than two thousand five hundred (2,500) shares of the Company's Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 20 hereof. The Board may increase or decrease, in its absolute discretion, the maximum number of shares of the Company's Common Stock an Employee may purchase during each Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

     8. EXERCISE OF OPTION.

     (a) Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased. Any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

     (b) If the Board determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Board may in its sole discretion provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or provide that the Company shall make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company's shareholders subsequent to such Enrollment Date.

     9. DELIVERY. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, the shares of Common Stock purchased upon exercise of his or her option. At the Board's sole election, the Company may deliver such shares in certificated or book entry form. Alternatively, the Board may issue and deliver certificates for the number of shares of Common Stock purchased by all participants to a firm which is a member of the National Association of Securities Dealers, as selected by the Board, which shares shall be maintained by such firm in a separate brokerage account for each participant.

     10. WITHDRAWAL.

     (a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company. All of the participant's payroll deductions credited to his or her account shall be paid to such participant as soon as practical after receipt of notice of withdrawal and such participant's option for the Offering Period shall be automatically terminated. The Company shall have up to thirty (30) days after its receipt of the notice of withdrawal to terminate the payroll deductions. After such termination of the payroll deductions, no further payroll deductions for the purchase of shares shall be permitted for the current Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

     (b) A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

     11. TERMINATION OF EMPLOYMENT.

     Upon a participant's ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under
Section 15 hereof, and such participant's option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

     12. INTEREST. No interest shall accrue on the payroll deductions of a participant in the Plan.

     13. STOCK.

     (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be one million (1,000,000) shares.

     (b) The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

     (c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant.

     14. ADMINISTRATION. The Plan shall be administered by the Board or a committee of the members of the Board as appointed by the Board pursuant to the By-Laws of the Company. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties. The Board or its committee may delegate the authority and responsibility for the day-to-day administrative or ministerial tasks of the Plan to a benefits representative, including a brokerage firm or other third party engaged for such purpose.

     15. DESIGNATION OF BENEFICIARY.

     (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option.

     (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     16. TRANSFERABILITY. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

     17. USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     18. REPORTS. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

     19. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

     (a) Changes In Capitalization. Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each participant may purchase each Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock affected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

     (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

     (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date") and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

     20. AMENDMENT OR TERMINATION.

     (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

     (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

     (c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

          (i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

          (ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

          (iii) allocating shares.

     Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

     21. NOTICES. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     22. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law. Additionally, the Company may require that shares acquired through the Plan be held by the participant for a minimum period of time before such shares may be transferred. The Company may require a legend setting forth any applicable transfer restrictions to be stamped or otherwise written on the certificates of shares purchased through the Plan.

     23. TERM OF PLAN. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 20 hereof.

     24. MISCELLANEOUS.

     (a) Purchase Rights Carry Same Rights and Privileges. To the extent required to comply with the requirements of Section 423 of the Code, all Employees shall have the same rights and privileges hereunder.

     (b) Administrative Costs. The Company shall pay the administrative expenses associated with the operation of the Plan.

     (c) No Employment Rights. The Plan does not, directly or indirectly, create in any person any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify, any employee's employment at any time.

     (d) Headings. Any headings or subheadings in the Plan are inserted for convenience of reference only and are to be ignored in the construction or interpretation of any provisions hereof.

     (e) Gender and Tense. Any words herein used in the masculine shall be read and construed in the feminine when appropriate. Words in the singular shall be read and construed as though in the plural, and vice-versa, when appropriate.

     (f) Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Delaware to the extent not preempted by federal law.

     (g) Regulatory Approvals and Compliance. The Company's obligation to sell and deliver Common Stock under the Plan is at all times subject to all approvals of and compliance with the (i) regulations of any applicable stock exchanges and
(ii) any governmental authorities required in connection with the authorization, issuance, sale or delivery of such Common Stock, as well as federal, state and foreign securities laws.

     (h) Severability. In the event that any provision of the Plan shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

     (i) No Guarantee of Tax Consequences. The Company does not make any commitment or guarantee that any particular tax treatment shall apply or be available to any person participating or eligible to participate in the Plan, including, without limitation, any tax imposed by the United States or any state thereof, any estate tax, or any tax imposed by a foreign government.

                                     [LOGO]

                                                                      APPENDIX C
                                     PROXY

                            REPUBLIC SERVICES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    James E. O'Connor and David A. Barclay, each with power of substitution, are hereby authorized to vote all shares of Class A common stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of Republic Services, Inc. to be held on May 20, 1999, or any postponements or adjournments of the meeting, as indicated on the reserve side.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2, 3 AND 4 SET FORTH ON THE OTHER SIDE. As to any other matter, said Proxies shall vote in accordance with their best judgment.

    The undersigned hereby acknowledges receipt of the notice of the 1999 annual meeting of stockholders, the proxy statement and the annual report for the fiscal year ended December 31, 1998 furnished with this proxy.

                                    (Continued and to be signed on reverse side)

1. Election of            [ ] FOR all nominees listed      [ ] WITHHOLD AUTHORITY to vote  [ ] *EXCEPTIONS (FOR all
  directors:                  below                            for all nominees listed         nominees except as
                                                               below                           indicated in space below)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES. Nominees: H. Wayne Huizenga, Harris W. Hudson, James E. O'Connor, John W. Croghan, Ramon A. Rodriguez and Allan C. Sorensen.

* INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.

Exceptions
--------------------------------------------------------------------------------

2. Approval of amendment to certificate of                4. Approval of the adoption of an employee stock
incorporation:                                            purchase plan:
  FOR [ ]        AGAINST [ ]        ABSTAIN [ ]           FOR [ ]        AGAINST [ ]        ABSTAIN [ ]
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF
OF THE AMENDMENT.                                           THE ADOPTION.

3. Ratification of the appointment of Arthur Andersen     5. In their discretion, on such other matters as may
   LLP as independent public accountants for 1999:        properly come before the meeting.
  FOR [ ]        AGAINST [ ]        ABSTAIN [ ]           [ ] Change of Address and or Comments Mark Here
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
   RATIFICATION OF THE APPOINTMENT.


                                                              Please sign exactly as name appears hereon.
                                                              When shares are held by joint tenants, both
                                                              should sign. If acting as attorney, executor,
                                                              trustee, or in any representative capacity,
                                                              sign name and title.
                                                              Dated -----------------------------------,
                                                              1999
                                                              ---------------------------------------------
                                                              Signature
                                                              ---------------------------------------------
                                                              Signature if held jointly
                                                              Votes must be indicated with [X] in black or
                                                              blue ink.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.